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                                                                  EXHIBIT 10.33

                              EMPLOYMENT AGREEMENT

                  THIS AGREEMENT made as of the 1st day of August, 1996, by and between BALANCED CARE CORPORATION, a Delaware corporation with its principal place of business at 5021 Louise Drive, Suite 200, Mechanicsburg, Pennsylvania 17055, on behalf of it and each of its subsidiaries (the "Company") and BRAD E. HOLLINGER, an individual residing at 2850 Ford Farm Road, Mechanicsburg, Pennsylvania 17055 (the "Employee").

                              W I T N E S S E T H:

                  WHEREAS, the Company desires to retain the services of Employee as Chairman of its Board of Directors and its Chief Executive Officer for the benefit of itself and each of its subsidiaries throughout the term of this Agreement, and Employee is willing to be employed by the Company in the foregoing capacities for such period, upon the terms and conditions herein set forth.

                  WHEREAS, the Company and the Employee are parties to an Employment Agreement dated as of September 20, 1995 which is superseded in its entirety by this Agreement.

                  NOW, THEREFORE, in consideration of the mutual covenants herein contained, and intending to be legally bound, the parties hereto hereby agree as follows:

                  1. EMPLOYMENT. The Company hereby employs Employee and Employee hereby accepts employment by the Company subject to all the terms and conditions hereafter set forth.

                  2. CAPACITY. Employee shall serve as a Chairman of the Board and Chief Executive Officer of the Company and Chief Executive Officer and President of each subsidiary of the Company, whether in existence at the time this Agreement is executed or formed thereafter (each a "Subsidiary").

                  3. DUTIES. During the term of this Agreement, Employee shall devote his business attention and best efforts to the performance of the duties customarily performed by the Chairman of the Board and Chief Executive Officer of the Company and, with respect to each Subsidiary, by the Chief Executive Officer and President of such Subsidiary, together with such other duties, not inconsistent with duties typically and customarily performed by the chairmen of the board of directors and chief executive officers of comparable companies, as the Employee may reasonably be requested to perform by the Board of Directors.


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                  4. TERM OF EMPLOYMENT. Unless earlier terminated as hereafter provided, this Agreement shall commence on August 1, 1996 and shall expire on July 31, 2001, provided however, that upon expiration of such term, this Agreement shall be extended from year to year without further action on the part of the parties hereto, unless either party gives written notice of termination to the other party at least ninety (90) days prior to the expiration of the then current term.

                  5. TERMINATION.

                  (a) DEATH. The employment of Employee under this Agreement shall immediately terminate upon the death of Employee and the Company shall have no further obligation to the Employee except to the extent of any employee benefit plans or practices of the Company or as required by law.

                  (b) DISABILITY. In the event the Employee becomes "Disabled", as defined below, the Company may elect to terminate the employment of the Employee and make claim on his behalf with respect to an insurance policy purchased as provided in Section 6(e). The Employee shall be Disabled if the Employee is absent from his duties for medical reasons for a period of six (6) months and, upon written notice from the Board to return to his duties, he is unable to or fails to return.

                  (c) TERMINATION FOR CAUSE. The employment of Employee under this Agreement shall terminate immediately if the Board of Directors of the Company discharges Employee for Cause and the Company shall have no further obligations to the Employee, except to the extent required by law. For purposes of this subsection (c), "Cause" shall mean termination for reason of the Employee's willful misconduct, intentional and material failure to perform stated duties or conviction of a felony. For purposes of this subsection (c), no act or omission shall be regarded as intentionally or willfully done unless done or omitted to be done by the Employee following receipt of written notice from the Board advising the Employee the particular act or omission would be regarded as an intentional or wilful act or omission. No termination for Cause shall be effective unless and until
         (i) there shall have been delivered to the Employee a copy of a resolution duly adopted by a three quarters majority of the Board stating that, in the good faith opinion of the Board, a particular act or omission constitutes Cause under this Agreement, (ii) the Employee is given a reasonable opportunity during the sixty (60) day period commencing on delivery of such resolution to correct or cure the particular act or omission complained of and (iii) the Employee is given a reasonable opportunity, together with his counsel, to be heard before the Board during the sixty (60) day period following delivery of such resolution.

                  (d) VOLUNTARY RESIGNATION OR RETIREMENT. If the Employee voluntarily resigns from employment or chooses to retire from active service with the Company, the employment of the employee shall terminate on the effective date of his resignation or retirement and the Company shall have no further obligations to the Employee except to the extent required by law.


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                  (e) GOOD REASON. If the Employee resigns or retires for Good
         Reason within a reasonable time following the occurrence of any one or more of the events described below at subsections (i), (ii), (iii),
         (iv), (v), (vii) or (viii) or within one year of the occurrence of the event described in subsection (vi), each as defined below, his employment under this Agreement shall terminate immediately and the Company shall have the obligations set forth in Section 6(g) hereof. For purpose of this Agreement, "Good Reason" shall mean, absent the Employee's express written consent, the occurrence of one or more of the following:

                           (i) removal of the Employee as Chairman of the Board
                  of Directors and/or Chief Executive Officer or as Chief Executive Officer or President of any Subsidiary or failure to renominate the Employee as a Director of the Company (by reason other than death, Disability or Cause), or any other material breach (which shall include, but shall not be limited to, any termination or purported termination of the Employee's employment by the Company for reasons other than death, disability or cause) by the Company of its obligations contained in this Agreement;

                           (ii) the assignment to the Employee of any duties
                  inconsistent with his position as Chairman of the Board of Directors and/or Chief Executive Officer or as Chief Executive Officer and President of any Subsidiary or as a Director of the Company or a substantial diminution in the nature or status of the Employee's duties and responsibilities, provided, however, the Board's temporary assignment to the Employee of supervision of the operations of a subsidiary or a division, in addition to his other duties under this Agreement, shall not be an event of Good Reason under this subsection;

                           (iii) a reduction by the Company in the Employee's
                  annual base salary as in effect on the date hereof or as the same may be increased from time to time, except for proportional across-the-board salary reductions similarly affecting all executive officers of the Company; provided, however, that in no event shall the Employee's base salary be reduced below the per year amount set forth in Section 6(a) hereof without the Employee's express, written consent;

                           (iv) failure of the Company to continue in effect
                  and/or the Employee's participation in any compensation plan, program or arrangement in which the Employee then participates (whether existing at the date this agreement was first or thereafter adopted) unless (i) an equitable arrangement reasonably acceptable to the Employee and embodied in an on-going plan, program or arrangement has been made with respect to such plan or (ii) the failure to continue a plan, program or arrangement or the Employee's participation therein is pursuant to an action which equally affects all executive officers of the Company;


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                           (v) any material reduction by the Company of the
                  benefits enjoyed by the Employee under any of the life insurance, medical, health-and-accident, disability or other employee welfare benefit plans or programs, including vacation days or corporate perquisites or arrangements as in effect from time to time;

                           (vi) the occurrence of a Change in Control as defined
                  in Section 8 hereof;

                           (vii) the termination of the Employee's employment
                  with the Company for any reason other than Cause within the one year period following the occurrence of a Change in Control; or

                           (vii) the failure of the Company to secure the
                  specific, written consent of each and any successor to be bound by the terms and conditions hereof.

                  6. COMPENSATION.

                  (a) CASH COMPENSATION. During the term of this Agreement or any extension thereof, as compensation for services to the Company, the Company shall pay to Employee a base salary, in semi-monthly installments, in the respective amounts as follows:

         a. for the period beginning August 1, 1996 and ending June 30, 1997, semi-monthly installments of $6,458.33;

         b. for the period beginning July 1, 1997 and ending June 30, 1998, semi-monthly installments of $8,333.33;

         c. for the period beginning July 1, 1998 and for the duration of the term hereof, semi-monthly installments of $9,375.

The Board of Directors of the Company may, in its sole discretion from time to time, increase the base compensation to be paid to Employee as provided in this paragraph, or provide additional compensation to Employee, including but not limited to the annual bonus provided for in Section 6(b) hereof, whether permanently or for a limited time period, based upon the earnings or performance of the Employee or otherwise in order to recognize and fairly compensate Employee for the value of his services to the Company. In addition, Employee shall be entitled to receive all fringe benefits provided to its employees and officers by Company, including but not limited to insurance benefits, which are appropriate for an employee or officer holding his office.

         (b) ANNUAL BONUS. For each fiscal year of the Company during the term of this Agreement, Employee shall be entitled to receive an annual bonus in an amount not less than 75% of Employee's base salary, at the rate then in effect, upon achievement of the level of pre-tax earnings (determined in accordance with generally accepted accounting principles and after giving effect, to the extent appropriate, to minority interests), as such level is approved by the Board of Directors in the annual operating budget for a particular year. Each fiscal year of the


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Company shall represent a separate opportunity to receive a bonus and one fiscal year's earnings shall not be cumulated with any other fiscal year's earnings for this purpose. If the level of earnings actually achieved for a particular year exceeds the level approved by the Board for that year, the Board, in its sole discretion, may award the Employee additional bonus compensation for such year. Such annual bonus shall be paid no later than seventy five (75) days after the end of the fiscal year to which such bonus relates. If this Agreement is terminated for reasons set forth in Sections 5(a), (b) or (d) other than at the end of a fiscal year, Employee's bonus for the year of termination shall be calculated and paid in the normal manner but pro-rated based upon the number of days in such years prior to such termination; provided, however, that if the termination is under Section 5(c) hereof, no bonus shall be paid for the year of termination.

         (c) STOCK OPTIONS. The Company hereby grants to the Employee the right to purchase (the "Option"), at any time or from time to time hereafter, (i) effective as of the date of this Agreement, up to 50,000 shares of the common stock of the Company at a purchase price of $1.50 per share and (ii) effective as of the June 30, 1997, up to 50,000 shares of the common stock of the Company, in addition to the shares described in subsection (i), at a per share purchase price equal to the fair market value of a share of common stock of the Company on June 30, 1997. The Option granted hereunder shall be non-qualified stock options. The Option shall be vested in accordance with the Balanced Care Corporation 1996 Stock Incentive Plan (the "Option Plan") as approved by the Company's Board of Directors. In the event this Agreement is terminated for Good Reason, all options shall become fully vested and exercisable as of the date of such termination and may then be exercised thereafter at any time or from time to time, at the election of the Employee, within one year following the termination of this Agreement. This grant of stock options may be further documented, to the extent not inconsistent with the foregoing, under the Option Plan.

         (d) VACATION AND BENEFITS. Employee shall receive six (6) weeks per year, such vacation to be taken when and as desired by the Employee. Any time spent by the Employee at professional meetings, instructional causes and other similar meetings so as to better enable the Employee to perform professional services in the employ of the Company shall not be considered vacation time. The Employee shall participate in any and all employee benefit and fringe benefits plans of the Company to extent under the same terms and conditions applicable to employees of the Company generally.

         (e) DISABILITY PAYMENTS. Company shall purchase and pay for a disability insurance policy paying disability benefits, in a monthly amount not less than 80% of his base pay at the rate then in effect, to the Employee commencing on the date he becomes Disabled as defined in Section 5(b) hereof and continuing until the earliest of his attaining age 65, his becoming able to return to gainful employment in any occupation reasonably consistent with his education, training and experience or his death. Such policy may exclude disablement resulting from automobile racing.

Any insurance policy purchased in connection with this subsection (e) must contain provisions no less favorable tot he Employee than that the Employee's Disability shall be considered continuing if he is unable because of injury or sickness to perform the substantial and material


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duties of the Employee's regular occupation, while under the regular care of a licensed physician, and while not gainfully employed in any occupation reasonably consistent with the Employee's education, training and experience.

         (f) ADDITIONAL COMPENSATION. Nothing set forth in the foregoing shall prevent the Board of Directors, from time to time, to provide such additional compensation and/or pension and profit sharing or other benefits as the Board of Directors of the Company shall deem appropriate.

         (g) PAYMENT ON GOOD REASON TERMINATION. In the event the Employee terminates his employment for Good Reason, he shall receive, in addition to the vesting of the stock options as set forth in Section 6(c) above, a single cash payment delivered within ten (10) business days following his termination of employment in an amount equal to the sum of (i) the amount determined by multiplying by three (3) the annual cash compensation of the Employee at the rate then in effect under Section 6(a) hereof and (ii) the amount of the annual bonus payable under Section 6(b) hereof for the year in which the termination took place if the annual operating budget was achieved and the Employee was employed for the full year. This single cash payment will be made in recognition of the Employee's performance prior to termination of employment and the obligations not to compete as set forth in Section 7 as applicable after termination of employment. It is the intention of the parties that the payment described in this subsection (f) shall have been approved by the shareholders of the Company within the meaning of and in a manner consistent with Section 280G(b)(5) of the Internal Revenue Code of 1986, as amended (the "Code"), and that the payments hereunder shall be exempt from the provisions of
Section 280G of the Code, provided, however, in the event that the payments under this subsection (f) are not exempt under Section 280G of the Code, the Company shall pay to the Employee an amount equal to the amount necessary to pay any excise tax due with respect to this payment together with the amount necessary to pay any additional federal, state and local income taxes due with respect to such additional payment.

                  7. NON-COMPETITION.

                  (a) DEFINITIONS. The following definitions apply to this paragraph 7.

                           (i) BUSINESS ACTIVITIES. The "Business Activities"
                  include managing, leasing or owning long-term care facilities or assisted living centers, or managing, leasing or owning subacute operations or facilities of nursing homes within a ninety (90) mile radius of a Company facility.

                           (ii) COMPANY CUSTOMERS. The "Company Customers" are
                  (y) those persons or entities Employee or other Employee personnel sold, solicited or service within the six (6) months preceding the end of Employee's employment; and (z) those persons or entities about which Employee had access to proprietary information within six (6) months preceding the end of Employee's employment.


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                  (b) RESTRICTION ON UNFAIR COMPETITION. While employed by
Company and for two (2) years after Employee's employment ends, Employee agrees not to do any of the following: (i) directly or indirectly own an interest in, manage, or control a business engaged in the Business Activities; or (ii) otherwise engage in the Business Activities in a fashion which completes with the Company; or (iii) provide to a competitor of Company consulting service or services as an employee, partner or owner, which services relate to the Business Activities.

                  (c) RESTRICTION ON SOLICITATION. While employed by the Company and for two (2) years after Employee's employment ends, Employee agrees not to do any of the following: (i) directly or indirectly solicit or encourage Company Customers to deal with Employee or any other person or entity other than the Company in connection with the Company's Customer's requirements for the Business Activities, or assist or aid any others to do so; or (ii) directly or indirectly solicit or encourage other personnel subject to the provisions of this paragraph 7 to engage in any of the activities restricted in this Agreement; or (iii) directly or indirectly solicit for Employee's benefit or the benefit of others the employment or services of any then-present employee of Company.

                  (d) LISTED STOCK OWNERSHIP EXCEPTION. Nothing in this paragraph 7 shall prevent Employee from acquiring as a passive investor up to five percent (5 %) of the equity of a publicly traded, competing enterprise.

                  8. CHANGE OF CONTROL.

                  A "Change of Control" shall be deemed to have taken place if;
(i) any person, including a group but not excluding the Company or any current stockholder of the Company who beneficially owns five percent (5%) or more of the Company's outstanding shares, becomes the beneficial owner of shares of the Company having twenty percent (20%) or more of the total number of votes that may be cast for the election of directors; (ii) there occurs any cash tender or exchange offer for shares of the Company, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transaction, and as a result of or in connection with any such event persons who were directors of Company before the event shall cease to constitute a majority of the Board of Directors of the Company or any successor to Company. As used herein, the terms "person" and "beneficial owner" have the same meaning as such terms under Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations thereunder.

                  9. ASSIGNMENT. This Agreement shall not be assignable by the Employee; and shall be assignable by the Company only to a person, firm or corporation which may become a successor in interest (by purchase, merger or otherwise) to the Company with respect to the business or portion of the business presently operated by it. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and expressly agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.


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                  10. ENTIRE AGREEMENT. This writing represents the entire
agreement and understanding of the parties with respect to the subject matter hereof, and it may not be altered or amended except by an agreement in writing.

                  11. BINDING EFFECT. Subject to Section 9, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, executors and administrators. This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder, except as provided in Paragraph 1l(b) above. Without limiting the foregoing, the Employee's right to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than a transfer by his will or by the laws of descent or distribution, and in the event of any attempted assignment or transfer contrary to this Subsection 11 the Company shall have no liability to pay any amount so attempted to be assigned or transferred. If any provision of this Agreement shall be or become illegal or unenforceable in whole or in part for any reason whatsoever, the remaining provisions shall nevertheless be deemed valid, binding and enforceable.

                  12. GOVERNING LAW. This Agreement has been negotiated and executed within the Commonwealth of Pennsylvania, and the validity, interpretation and enforcement of this Agreement shall be governed by the laws of Pennsylvania without regard to its principles of conflicts of laws.

                  13. HEADINGS. The headings of paragraphs in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                           BALANCED CARE CORPORATION

Attest:
                                           By: /s/ David L. Goldsmith
                                               _______________________________

__________________________________         Its: Chairman-Compensation Committee
                                                ______________________________
(Corporate Seal)


WITNESS /S/ Manuel A. Henriques            /s/ Brad E. Hollinger
        _______________________            ___________________________________
                                           Employee


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